Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of
FocusShares Trust:

We consent to the use in this Post-Effective Amendment No. 21 to Registration Statement No. 333-146327 on Form N-1A of our report dated February 24, 2011, relating to the statement of assets and liabilities of Focus Morningstar U.S. Market Index ETF of FocusShares Trust appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading “Independent Registered Public Accounting Firm,” in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Kansas City, Missouri

February 24, 2011